Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Greenland Technologies Holding Corporation on Form S-3 of our report dated July 12, 2019 with respect to our audits of the consolidated financial statements of Zhongchai Holding and subsidiaries as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 appearing in the Proxy Statement of Greenland Technologies Holding Corporation filed with the SEC on September 26, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

People’s Republic of China

March 20, 2020